Exhibit 10.1

Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008

December 14, 2005

Mr. Kenneth Martindale
5 South 500 West, Unit 1115
Salt Lake City, Utah 84101

Employment Agreement

Dear Mr. Martindale:

     The following sets forth the agreement (“Agreement”) between Pathmark Stores, Inc. (the “Company”) and you regarding the terms and provisions of your employment as Co-President and Chief Marketing and Merchandising Officer of the Company. Capitalized words not otherwise defined herein shall have the meanings set forth in Section 7 below.

          1. Term of Employment. The term of your employment under this Agreement, including extensions hereof (the “Term”), shall commence on January 1, 2006 (the “Effective Date”) and shall continue until December 31, 2008. The Term shall automatically renew for successive one-year periods, subject to written notice of non-renewal by either party at least 90 days prior to expiration of the then Term. Subject to the provisions of Section 4 below, either party may terminate your employment under this Agreement at any time.

          2. Title and Duties. During the Term, you shall be employed as the Co-President and Chief Marketing and Merchandising Officer of the Company and shall report directly to the Chief Executive Officer of the Company. Your duties and responsibilities to the Company shall be consistent in all respects with the position of Co-President and Chief Marketing and Merchandising Officer. You shall devote substantially all of your business time, attention, skills and efforts exclusively to the business and affairs of the Company; provided that, to the extent consistent with performing your duties hereunder, you may spend a reasonable amount of time in Utah to manage your personal finances and your real estate related businesses, and can engage in charitable or community services, serve on industry, civic or charitable boards and committees, serve as nonexecutive Chairman of Intesource, Inc. and, subject to the prior written approval of the Chief Executive Officer (which approval will not be unreasonably withheld), serve on the boards of corporations and other for-profit entities. Your principal place of employment shall be the executive offices of the Company in the Carteret, New Jersey area, although you understand and agree that you will be required to travel from time to time for business purposes.

          3. Compensation and Benefits.

          (a) Annual Salary. As compensation to you for all services rendered to the Company, the Company will pay you an annual base salary ( “Annual Salary”) during the Term at the rate of $500,000 per annum. Your Annual Salary shall be reviewed annually by the Board of Directors of the Company, or appropriate Committee thereof (the “Board”) and may be increased but not decreased by the Board on the basis of such review. Your Annual Salary will be paid to you in accordance with the Company’s regular payroll practices applicable to its executive officers (but in no event less frequently than monthly). For no additional consideration, you shall serve as an officer and/or director of any of the Company’s subsidiaries consistent with your position as Co-President and Chief Marketing and Merchandising Officer.

          (b) Annual Bonus. During the Term, you shall be eligible to earn an annual bonus (“Annual Bonus”) pursuant to the Company’s Executive Incentive Plan. For each full fiscal year of the Company during the Term your target Annual Bonus shall equal 100% of your Annual Salary, at the rate in effect at the beginning of the fiscal year (except that your average annual rate of Annual Salary for the fiscal year shall be substituted for the rate in effect at the start of the fiscal year to the extent that the use of such average rate will not, in the reasonable, good faith judgment of the Company, prevent such Annual Bonus from qualifying as performance-based compensation under Section 162(m) of the Code). Annual Bonus targets and adjustments for performance above and below the target will be reasonably set by the Board in good faith after consultation with the Chief Executive Officer, such matrix to provide that the Annual Bonus will increase above the target of 100% for performance above target. Your target Annual Bonus for each partial fiscal year during the Term shall be prorated based on the number of days in such fiscal year occurring during the Term (including any partial fiscal year ending at the expiration of the Term due to a non-renewal by either party, in which case the Annual Bonus shall be calculated based on performance through the Date of Termination). The Annual Bonus for each year, if earned, shall be paid to you in cash within 75 days of the end of the applicable fiscal year.

          (c) Equity Awards. The Company shall grant you the following equity awards (“Equity Awards”):

     (i)  On the Effective Date (the “Grant Date”), an award of stock options to purchase 500,000 shares of the Company’s common stock (“Common Stock”), at an exercise price equal to the Fair Market Value of such Common Stock on the Grant Date, pursuant to the terms of an award agreement in the form of Attachment A.

     (ii)  On the Effective Date, an award of 200,000 restricted shares of Common Stock, pursuant to the terms of an award agreement in the form of Attachment B.

The Company shall be under no obligation to grant any additional equity awards to you. The Company shall promptly register with the Securities and Exchange Commission on Form S-8 the shares of Common Stock issued or issuable as part of the Equity Awards and shall list such shares on the Nasdaq Stock Market; provided that such shares shall be so registered and so listed no later than the first date any Equity Award vests or any restriction thereon lapses. The Company agrees to use commercially reasonable efforts to maintain the effectiveness of such registration on Form S-8 and such listing on the Nasdaq Stock Market.

          (d) Benefits. During the Term, you shall be eligible to participate in all of the pension, welfare and fringe benefit programs and any other employee benefit plan made available generally to executives of the Company, in accordance with the terms and provisions thereof provided, however, that the Company shall not be obligated to provide you any non-qualified retirement plan (except pursuant to the election by you described in Section 3(g) below. You shall participate in the Company’s car program on the same basis as other Company executive officers. You shall receive life insurance and disability coverage in accordance with the Company’s policies on the same basis as other executive officers. You shall be entitled to five weeks’ vacation per each twelve-month period during the Term and otherwise in accordance with the Company’s policies on the same basis as other executive officers.

          (e) Relocation. The Company shall provide you with the following relocation benefits; provided that the Company shall not be required to pay to you or reimburse you the following amounts in excess, in the aggregate, of $200,000 (provided, however, that the Company will reimburse you for an additional $50,000 above and beyond the $200,000 above (after such amount is exhausted) for costs during the original three years of the Agreement for commuting from your primary residence in Utah to your housing in New Jersey):

     (i)  The Company shall pay or promptly reimburse the cost of moving your personal belongings from your current primary residence in Arizona to a new residence within commuting distance of the Company’s executive offices in New Jersey.

     (ii)  The Company shall pay or promptly reimburse the reasonable cost for you and the members of your family of a reasonable number of house-hunting trips to New Jersey.

     (iii)  The Company shall pay or promptly reimburse the reasonable cost of temporary housing for you and your family within commuting distance of the Company’s executive offices in New Jersey for a period not to exceed twelve months.

     (iv)  The Company shall pay or promptly reimburse your reasonable commuting costs from your current primary residence in Utah to the housing in New Jersey and to the Company’s executive offices in New Jersey.

     (v)  The Company shall pay or promptly reimburse the other direct costs incurred by you in connection with your relocation, such as brokerage commissions and buying and selling costs and, in addition, the carrying costs of your home in Arizona.

     (vi)  The Company shall pay or promptly reimburse any loss associated with the sale of your current primary residence in Arizona.

     (vii)  To the extent that the payments or reimbursements described above will result in taxable income to you, the Company will promptly pay you an additional lump-sum amount such that you are in the same net after-tax position you would have been in if no such relocation expenses had been paid or reimbursed.

All payments and reimbursements under this Section 3(e) shall be subject to presentation to the Company of appropriate documentation of the costs incurred.

          (f) Business Expenses. The Company shall reimburse you upon presentation by you of appropriate documentation, in accordance with the Company’s regular practice, for business expenses reasonably incurred by you in connection with the performance of your duties under this Agreement.

          (g) Deferred Compensation. On the Effective Date and on each anniversary of the Effective Date during the Term, the Company shall credit an amount of $50,000 to your account under a deferred compensation plan to be established by the Company. With respect to such amounts, your account balance shall vest and shall be non-forfeitable on the day before the first anniversary of the date such amount was first credited or, if earlier, immediately prior to the date of a Change in Control; provided, however, that if your Involuntary Termination occurs within six months prior to a Change in Control, you will receive at the time of the Change in Control an amount equal to any unvested portion of your account balance that was forfeited as a result of such termination. Upon termination of your employment with the Company as a result of a Termination Event (other than a Termination Event resulting from your death or Disability, in which case your account shall vest pro rata in accordance with Section 4(b)(iv) below), you shall forfeit your account balance with respect to any such amounts that are unvested on the Date of Termination. Promptly following the Effective Date, the Company and you shall negotiate in good faith and agree upon the specific terms of the deferred compensation plan, including the applicable investment vehicle(s) and terms and schedule of payments. In addition, you will be permitted to defer some or all of your Annual Salary and/or Annual Bonus pursuant to the deferred compensation plan, as to which amounts you will be fully vested immediately. Any amounts deferred under the plan will be credited to a bookkeeping account established on the books and records of the Company for this purpose and the value of your account, allocated among vested and unvested balances, will be adjusted to reflect the performance of a nominal investment in accordance with the terms of the plan. The plan shall comply in all respects with the requirements of Section 409A. Notwithstanding Section 3(d) above, on or prior to March 31, 2006, you may elect to participate, in lieu of participating in the Company’s deferred compensation plan, in the Company’s other non-qualified retirement plans; provided that you shall not be eligible to receive the supplemental retirement benefits from the Company provided to certain current officers of the Company in their individual retirement agreements.

          (h) Indemnification. The Company shall (i) indemnify, defend and hold you harmless, to the full extent permitted under applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions (including security holder actions) related to or arising out of your employment with and service as an officer of the Company and/or its subsidiaries (including with respect to the appointment of officers and other employees), and (ii) pay as incurred all reasonable costs, expenses and attorneys’ fees incurred by you in connection with or relating to the defense of any such losses, claims, costs, expenses, damages, liabilities or actions or the enforcement of any indemnification right hereunder. You shall be entitled to coverage under any director and officer liability insurance policies of the Company to the extent of any other officer of the Company.

          4. Effect of Termination of Employment.

          (a) Involuntary Termination. In the event of your Involuntary Termination during the Term, the Company shall pay you in cash:

     (i)  the full amount of the accrued but unpaid Annual Salary you have earned through and including the Date of Termination, plus a cash payment for all unused vacation time which you may have accrued through and including the Date of Termination, on or as soon as practicable after the Date of Termination or as otherwise required by applicable law;

     (ii)  the amount of any earned but unpaid Annual Bonus for any fiscal year of the Company ended on or prior to the Date of Termination, on or as soon as practicable after the Date of Termination or as otherwise required by applicable law;

     (iii)  any unpaid reimbursement for business or relocation expenses you are entitled to receive under Section(s) 3(e) and/or 3(f) above, in accordance with the Company’s expense reimbursement policies;

     (iv)  your vested account balance under the deferred compensation plan described in Section 3(g) above and a prorated portion of your unvested account balance based on the number of months elapsed (including any partial month) in the applicable vesting period prior to your Date of Termination, in accordance with your elections and the terms of the plan; and

     (v)  subject to your execution of a general release of claims against the Company in the form of Attachment C, an amount (the “Severance Amount”) equal to (A) two times the sum of your Annual Salary plus your target Annual Bonus on the Date of Termination, plus (B) a pro rata portion of your target Annual Bonus for the applicable year (assuming for this purpose that you have met all the necessary performance targets for such year at 100% of the performance target) based upon the number of days occurring in such year through and including the Date of Termination.

The Severance Amount shall be payable in cash in 24 equal monthly installments commencing on the date 30 days after the Date of Termination (such 24-month period being referred to as the “Severance Period”); provided that, to the extent required under Section 409A to avoid the imposition of additional tax under that section to you, any payment of the Severance Amount shall commence on the six-month anniversary of your separation from service with the Company (or, if earlier, the date of your death) and continue in equal monthly installments over the remainder of the Severance Period; provided further that, to the extent permitted under Section 409A without the imposition of additional tax under that section to you, the Severance Amount shall be paid (A) in an immediate lump-sum in the event such Involuntary Termination occurs on or after a Change in Control or (B) in an immediate lump sum at the time of a Change in Control (less any amounts previously paid to you) in the event that your Involuntary Termination occurs within six months prior to a Change in Control. In addition, medical coverage shall continue to be provided by the Company to you and your family to the same extent as if you remained employed with the Company, or, in the alternative, COBRA premiums for such coverage shall be paid for by the Company, for one year following the Date of Termination. Except as otherwise provided by the provisions of any pension, welfare or fringe benefit program and any other employee benefit plan in which you are a participant or this Agreement, in the event of your Involuntary Termination, as of the Date of Termination, you shall not have any right to any additional payments or benefits from the Company under this Agreement or otherwise. The Company agrees that, in the event that your employment with the Company terminates as a result of the Company’s delivering a notice of non-renewal in accordance with Section 1 above within six months prior to a Change in Control, such termination will be treated as an Involuntary Termination for purposes of this Section 4(a).

          (b) Termination Event. In the event your employment ends at any time during the Term as a result of a Termination Event, the Company shall pay you in the same applicable manner described in Section 4(a) above:

     (i)  the full amount of the accrued but unpaid Annual Salary you have earned through and including the Date of Termination, plus a cash payment for all unused vacation time which you may have accrued through and including the Date of Termination;

     (ii)  the amount of any earned but unpaid Annual Bonus for any fiscal year of the Company ended on or prior to the Date of Termination and, if the Termination Event is death or Disability, a portion of your Annual Bonus, if any, that you would have been entitled to receive, based upon the number of days you were employed in such year;

     (iii)  any unpaid reimbursement for business expenses you are entitled to receive under Section(s) 3(e) and/or 3(f) above; and

     (iv)  any vested account balance under the deferred compensation plan described in Section 3(g) above and, in the case of your termination of employment as a result of your death or Disability, a prorated portion of your unvested account balance based on the number of months elapsed (including any partial month) in the applicable vesting period prior to your Date of Termination, in accordance with your elections and the terms of the plan.

If the Termination Event is death or Disability, medical coverage shall continue to be provided by the Company to you and/or your family to the same extent as if you remained employed with the Company, or, in the alternative, COBRA premiums for such coverage shall be paid for by the Company, for one year following the Date of Termination. Except as otherwise provided by the provisions of any pension, welfare or fringe benefit program and any other employee benefit plan in which you are a participant or this Agreement, in the event of a Termination Event, as of the Date of Termination, you shall not have any right to any additional payments or benefits from the Company under this Agreement or otherwise.

          (c) Treatment of Equity Awards. The treatment of your Equity Awards in connection with the termination of your employment with the Company shall be as set forth in the award agreements described in Section 3(c) above.

          (d) Date and Notice of Termination. Any termination of your employment by the Company or by you during the Term shall be communicated by a notice of termination to the other party hereto (the “Notice of Termination”). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The date of your termination of employment with the Company (the “Date of Termination”) shall be determined as follows: (i) if your employment is terminated for Disability, 30 days after a Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period); (ii) if your employment is terminated by the Company in an Involuntary Termination, the date specified in the Notice of Termination (or if no date is specified in the Notice of Termination, the date the Notice of Termination is delivered to you); (iii) if your employment is terminated by the Company for Cause, the later of (A) the date specified in the Notice of Termination and (B) the expiration of the applicable period set forth in the definition of Cause during which you may effect a cure or meet with the Company if such period expires without such cure being effected by you and without a reversal on the part of the Company regarding its decision to terminate you for Cause; (iv) if your employment is terminated by a non-renewal notice by either you or the Company, the last day of the then Term; (v) if the basis for your Involuntary Termination is your resignation for Good Reason, the Date of Termination shall be the later of (A) the date specified in the Notice of Termination and (B) the expiration of the applicable cure period set forth in the definition of Good Reason if such period expires without such cure being effected by the Company; (vi) if your employment is terminated by your resignation other than for Good Reason, the Date of Termination shall be the date set forth in the applicable notice, which shall be 30 days after the date such notice is received by the Company; and (vii) if your employment is terminated as a result of your death, the Date of Termination shall be the date of your death.

          (e) Other Positions. You agree that, if requested in connection with any termination of your employment with the Company, you shall resign from any or all positions with the Company, including, if applicable, as a member of the Board, or with any subsidiary of the Company.

          (f) Mitigation. You shall not be required to mitigate the Severance Amount or other payments hereunder by seeking other employment or otherwise, and the Severance Amount and such other amounts will not be reduced if such other employment is obtained.

          (g) Breach of Restrictive Covenants. If, following the Effective Date, you breach any of the provisions of Section 5 below without curing said breach, you shall not be eligible, as of the date of such breach, for any Severance Amount thereafter, and all obligations of the Company hereunder to pay any Severance Amount for any period thereafter shall thereupon cease.

          5. Reduction Of Payments If Reduction Would Result In Greater After-Tax Amount. Notwithstanding anything herein to the contrary, if the payment of the Severance Amount and any other payments made to you in connection with this Agreement or otherwise (together, the “Payments”) constitute a “parachute payment or payments” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the net after-tax amount of the parachute payment or payments payable to you is less than the net after-tax amount if the aggregate Payments to be made to you were three times your “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts of parachute payment or payments payable to you (as determined in accordance with Section 280G of the Code and the regulations) shall be reduced to an amount that will equal three times your base amount, less $1.00.

          6. Restrictive Covenants.

          (a) No Competing Employment. During the period beginning on the Effective Date and ending on the later of (i) the last day of the Term, but in no event more than one year after the Date of Termination; or (ii) to the extent that you are being paid Severance Amounts, the last day of the Severance Period (the “Restricted Period”), you shall not, without the prior written consent of the Company, directly or indirectly, whether as owner, consultant, employee, partner, venturer, or agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise (except ownership of less than 5% of the number of shares outstanding of any securities which are publicly traded), (i) compete in any Excluded Location with the Business or (ii) provide services to, whether as an employee or consultant, own, manage, operate, control, participate in or be connected with (as a stockholder, partner, or any similar ownership interest) any corporation, firm, partnership, joint venture, sole proprietorship or other entity that competes with the Business in any Excluded Location, except for the aforementioned 5% ownership of publicly traded securities. Notwithstanding the foregoing provisions of this Section 6(a), (i) an entity will be treated as competing with the Business in an Excluded Location only if such entity operates (A) a store that is typically considered to be a “supermarket” or “supercenter” or (B) a “wholesale grocery business” (as such terms are reasonably and customarily understood in the Business) in such Excluded Location; and (ii) you will not be in violation of this Section 6(a) if you are employed by or providing services to a regional chain of stores that is affiliated with another entity that competes with the Business in an Excluded Location, so long as (A) such regional chain does not compete with the Business in any Excluded Location and (B) you do not render services in any capacity to such other entity other than the services rendered to such regional chain.

          (b) No Solicitation of Employees and Certain Other Persons. During the period beginning on the Effective Date and ending on the later of (i) the last day of the Term, but in no event more than one year after the Date of Termination; or (ii) to the extent that you are being paid Severance Amounts, the last day of the Severance Period (the “Non-Solicitation Period”), you shall not, without the prior written consent of the Board, other than in furtherance of the business of the Company, directly or indirectly (i) solicit or recruit, directly or indirectly, any Key Employee (as defined below) or any independent contractor of the Company or any of its subsidiaries for the purpose of being employed or retained by you, directly or indirectly, or by any person on behalf of which you are acting as an agent, representative or employee; (ii) solicit, influence, or attempt to influence, for a purpose or in a manner that would likely be detrimental in any material respect to the business of the Company, any provider of services or products to the Company with respect to its relationship therewith, including, without limitation, any person or entity which has been a provider of services or products to the Company and its subsidiaries during your employment with the Company, or take any action detrimental in any material respect to the existing relationships between the Company and any provider of services or products; or (iii) assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 6(b) if such activity were carried out by you. In particular, you agree that, other than in furtherance of the business of the Company, you will not, directly or indirectly, during the Non-Solicitation Period carry out any activity or take any action, or induce any employee of the Company and its subsidiaries to carry out any activity or take any action, that would be reasonably likely to result in any employee or independent contractor of the Company ceasing to perform services for the Company or any subsidiary thereof. Notwithstanding the foregoing provisions of this Section 6(b), you will not have violated this Section 6(b) if the person or entity with which you are then employed or to which you are otherwise providing services solicits or recruits employees, independent contractors or providers of services or products through the placing of advertisements in a newspaper, on the internet or similar searches for employees not targeted specifically at employees, independent contractors or other providers of services or products to the Company or its subsidiaries. For purposes of this Section 6(b), “Key Employee” means any employee of the Company or its subsidiaries with the title of store manager or above. The Company agrees to give you prompt written notice if it becomes aware that you violated the provisions of this Section 6(b) with respect to a Key Employee whose base salary is less than $100,000 per annum and that the first such violation shall not be considered to be a violation if the act in question was not directly undertaken by you.

          (c) Confidentiality. You recognize that the services you perform for the Company are special, unique and extraordinary in that you may acquire confidential information and trade secrets concerning the operations of the Company and its subsidiaries, the use or disclosure of which could cause the Company and its subsidiaries substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, you covenant and agree with the Company that you will not at any time, except in performance of your obligations to the Company hereunder or with the prior written consent of the Board, directly or indirectly, disclose any secret or confidential information that you may learn by reason of your association with the Company, except as required by law, regulation, legal process or the rules of any self-regulatory organization. The term “confidential information” means confidential and proprietary information of the Company or its subsidiaries not previously disclosed or known to the public or to the trade (other than through a disclosure by you in breach of this Section 6(c)) with respect to business plans, prospects and opportunities, the identity of any suppliers, proprietary information regarding customers, operational strengths and weaknesses, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, marketing plans or strategies, and financial information of the Company and its subsidiaries. You understand and agree that the rights and obligations set forth in this Section 6(c) are perpetual and, in any case, shall extend beyond the Restricted Period.

          (d) Injunctive Relief. Without limiting the remedies available to the Company, you acknowledge that a breach of any of the covenants contained in this Section 6 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company, in addition to any remedies it may have at law, shall be entitled to obtain a temporary restraining order or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6.

          7. Definitions. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:

          (a) “Business” shall mean the retail or wholesale grocery business.

          (b) “Cause” shall mean (i) your continuing, willful failure to perform your lawful and proper duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) after written notice from the Company of such failure to perform such duties of your employment, (ii) your conviction of or plea of nolo contendere to any felony (other than a felony involving a traffic infraction), or (iii) an act or acts on your part constituting fraud, theft or embezzlement or that otherwise constitutes a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by you at the expense of the Company. In the case of any item described in the previous sentence, you shall be given written notice of the alleged act or omission constituting Cause, which notice shall set forth in reasonable detail the reason or reasons that the Company believes you are to be terminated for Cause, including any act or omission that is the basis for the decision to terminate you. In the case of an act or omission described in clause (i) or (iii) of this definition of Cause, (A) you shall be given 30 days from the date of such written notice to effect a cure of such alleged act or omission constituting “Cause” which, upon such cure to the reasonable satisfaction of the Company, shall no longer constitute a basis for Cause, and (B) an opportunity to make a presentation to the Chief Executive Officer of the Company (accompanied by counsel or other representative, if you so desire) at a meeting held promptly following such 30-day cure period. At or following such meeting, the Chief Executive Officer of the Company shall determine in good faith whether or not to terminate you for “Cause” and shall notify you in writing of its determination and the effective date of such termination (which date may be no earlier than the date of the aforementioned Board meeting).

          (c) “Change in Control” shall mean:

      (i)  the individuals who, as of the Effective Date, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of the members of the Board as of the Effective Date or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any Person (as defined below) other than the Board), cease for any reason to constitute at least a majority of the Board;

      (ii)  the acquisition of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of 35% or more of the Common Stock then outstanding, by any person, entity or group (a “Person”), within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than (A) the Company or any of its subsidiaries, (B) an employee benefit plan of the Company or trustee or other fiduciary holding securities under an employee benefit plan of the Company or person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) an entity owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of Common Stock or (E) Yucaipa; provided, however, that a reverse subsidiary merger or similar transaction shall not be a Change in Control under this Section 7(c)(ii) if it would not otherwise be a Change in Control under Section 7(c)(iii) below; or

      (iii)  the consummation in one or a series of transactions, or the approval of the Company’s stockholders in the case of clause (A), of either (A) a plan of complete liquidation or dissolution of the Company or (B) a merger, amalgamation or consolidation of the Company with any Person, the issuance of voting securities of the Company or any subsidiary in connection with a merger, consolidation or recapitalization of the Company or a subsidiary, the sale or other disposition of all or substantially all of the assets of the Company to any Person or the acquisition of assets of any Person or other business combination or transaction (each, a “Business Combination”), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of Common Stock and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the assets of the Company and its subsidiaries either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock.

Notwithstanding the foregoing, in no event shall a Change in Control result from (I) any increase in Yucaipa’s beneficial ownership of equity of the Company or (II) the acquisition by Yucaipa of all or substantially all of the business or assets of the Company.

          (d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

          (e) “Disability” shall mean your absence from full-time employment with the Company for a period of at least 180 consecutive days by reason of a mental or physical illness.

          (f) “Excluded Location” means a 25-mile radius of any location where the Company operates its business.

          (g) “Fair Market Value” means, with respect to a share of Common Stock, the per share closing price quoted on the business day immediately prior to the Grant Date as reported in the transactions index of the Nasdaq Stock Market, as published in the Wall Street Journal.

          (h) “Good Reason” shall mean (i) the failure of the Company to pay any material amount of compensation to you when due, (ii) your no longer being the Co-President and Chief Marketing and Merchandising Officer of (A) the Company or (B) in the event of a sale of all or substantially all of the assets of the Company or a merger, consolidation or other business combination involving the Company, the successor to the Company’s business or assets or (C) if all or substantially all of the voting stock of the Company is held by another public company, such public company, (iii) the assignment to you of any duties or responsibilities inconsistent with your status under clause (ii) of this sentence or your failure at any time to report directly to the Chief Executive Officer of the applicable company described in such clause (ii), (iv) any material and adverse change in your duties or reporting responsibilities, (v) the failure of you to be reelected as Co-President and Chief Marketing and Merchandising Officer of the entity described in clause (ii) hereof or your removal from the office of Co-President and Chief Marketing and Merchandising Officer of the entity described in clause (ii) hereof, (vi) any failure by the Company to maintain your principal place of employment and the executive offices of the Company in the Carteret, New Jersey area, (vii) the Company, the surviving corporation of any merger, consolidation or other transaction with the Company and any parent corporation of the Company or such surviving corporation ceases to have a publicly traded class of common stock (other than where Yucaipa continues to have a controlling interest in the Company or such surviving corporation or parent), or (viii) any material breach by the Company of the Agreement; provided, however, that, for any of the foregoing to constitute Good Reason, you must provide written notification of your intention to resign within 30 days after you know of the occurrence of any such event, and the Company shall have 30 days (10 days in the case of a material breach related to payment of any amounts due hereunder) from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company, such event shall no longer constitute Good Reason.

          (i) “Involuntary Termination” shall mean (i) your termination of employment by the Company other than for Cause, death or Disability (but not including the Company’s notice of non-renewal of the Term) or (ii) your resignation of employment with the Company for Good Reason.

          (j) “Section 409A” shall mean Section 409A of the Code.

          (k) “Termination Event” shall mean your resignation without Good Reason or a termination by the Company for Cause or Disability or by reason of your death.

          (l) “Yucaipa” means The Yucaipa Companies, LLC, and each Person or entity controlled by, controlling or under common control with The Yucaipa Companies, LLC, including, without limitation, investment funds or other investment entities.

          8. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, postage prepaid, or sent by facsimile transmission, upon confirmation of receipt by the sender of such transmission, addressed to Corporate Secretary, Pathmark Stores, Inc., 200 Milik Street, Carteret, New Jersey 07008, facsimile (732) 499-3460, with a copy to the General Counsel of the Company (if different from the Secretary), or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          9. Miscellaneous.

          (a) No Rights to Continued Employment. Neither this Agreement nor any of the rights or benefits evidenced hereby shall confer upon you any right to continuance of employment by the Company or interfere in any way with the right of the Company to terminate your employment, subject to the provisions of Section 4 above, for any reason, with or without Cause or for you to terminate your employment, subject to the provisions of Section 4, for any reason, with or without Good Reason.

          (b) Entire Agreement. The parties to this Agreement represent, acknowledge and agree that this Agreement, together with the award agreements described in Section 3(c) above, sets forth the full and complete understanding and entire agreement regarding the subject matter hereof and shall supersede all other agreements with respect thereto.

          (c) Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof, including, without limitation, any term sheets or document other than this Agreement setting forth the proposed terms hereof.

          (d) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          (e) Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs) and the Company and any organization which succeeds to all or substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a change in control or by operation of law. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken plan; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.

          (f) Representations. You hereby represent and warrant to the Company that the execution and delivery by you of this Agreement to the Company and your performance of your obligations hereunder will not breach the terms of any contract, agreement or understanding to which you are a party, including any covenant not to compete against any prior employer, and you acknowledge and agree that a breach of this representation by you shall render this Agreement void ab initio and without force and effect. The Company represents and warrants to you that the execution and delivery by it of this Agreement and the Company’s performance of its obligations hereunder have been approved by all necessary parties and all necessary actions and will not breach or conflict with the terms of any contract, agreement or understanding, including, without limitation, those contemplated by the last sentence of Section 2 above.

          (g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          (h) Withholding. Amounts paid to you hereunder shall be subject to all required federal, state and local income tax and wage withholdings.

          (i) Source of Payments. All payments provided for under this Agreement (other than payments made pursuant to a plan which provides otherwise or as otherwise expressly provided hereunder) shall be paid in cash from the general funds of the Company, no special or separate fund shall be established, and no other segregation of assets made, to assure payment and you will have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

          (j) Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

          (k) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey applicable to contracts entered into and performed in such state.

          (l) Attorneys’ Fees. The Company agrees to reimburse all reasonable legal fees and expenses incurred by you in any dispute relating to the enforcement of this Agreement if you prevail as to at least half of the material issues in the dispute. Promptly following the Effective Date, upon presentation of appropriate documentation by you, the Company shall reimburse you for all reasonable legal fees and expenses incurred by you in negotiating and entering into this Agreement and the agreements contemplated hereby and matters incidental hereto or thereto, in an amount not to exceed $20,000.

          (m) Section 409A. The provisions of this Agreement are intended to satisfy the applicable requirements of Section 409A and shall be performed and interpreted consistent with such intent. If any provision of this Agreement does not satisfy such requirements or could otherwise cause you to be subject to the interest and penalties under Section 409A, you and the Company agree to negotiate in good faith an appropriate modification to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A (or causing the imposition of additional tax on you under Section 409A).

          If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

/s/ John T. Standley
John T. Standley
Chief Executive Officer

Acknowledged and Agreed as of this 14th day of December, 2005.

/s/ Kenneth Martindale
Kenneth Martindale

Attachment A

Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008

December   , 2005

Mr. Kenneth Martindale
5 South 500 West, Unit 1115
Salt Lake City, Utah 84101

Award Agreement

Dear Mr. Martindale:

          Pursuant to and subject to the terms and conditions set forth in this award agreement (“Award Agreement”), Pathmark Stores, Inc. (the “Company”) hereby grants you, effective as of the Effective Date, a stock option (“Stock Option”) to purchase the number of shares of Common Stock set forth below. Terms not defined in this Award Agreement, but defined in the Employment Agreement dated December , 2005, between you and the Company (the “Employment Agreement”), shall have the meaning set forth in the Employment Agreement.

          1. Stock Option. Your Stock Option shall entitle you to purchase an aggregate of 500,000 shares of Common Stock (“Option Shares”) at an exercise price per share (“Exercise Price”) equal to the Fair Market Value. The Stock Option is granted without the approval of the Company’s stockholders in reliance on Nasdaq Marketplace Rule 4350(i)(1)(A)(iv) and shall not be subject to the Company’s 2000 Employee Equity Plan. The Stock Option is a not an “incentive stock option” within the meaning of Section 422 of the Code. The number of Option Shares and the Exercise Price shall be subject to adjustment as provided in Section 8 below. The Company shall reserve for issuance a sufficient number of shares of Common Stock to permit exercise of the Stock Option in full.

          2. Vesting. Subject to the other terms and conditions of the Award Agreement and your continued employment with the Company on the applicable vesting date, your Stock Option shall vest and become exercisable in two annual installments of 166,667 Option Shares each on each of the first two anniversaries of the Effective Date, and one installment of 166,666 Option Shares on the third anniversary of the Effective Date. Vesting of your Stock Option may be accelerated in accordance with the Section 5 below.

          3. Compliance with Securities Laws.

          (a) The exercise of your Stock Option must comply with all applicable laws and regulations governing the Stock Option, and the Stock Option may not be exercised if the Company reasonably determines in good faith that the exercise would not be in material compliance with such laws and regulations.

          (b) The Company represents and warrants to you that on or prior to the Effective Date all actions necessary to exempt the grant of your Stock Option under Rule 16b-3(d) under the Exchange Act have been taken by the Company.

          4. Option Term. Subject to the other terms and conditions of this Award Agreement, the term of your Stock Option shall commence on the Grant Date and shall expire on the tenth anniversary thereof (the “Expiration Date”).

          5. Termination of Employment; Change in Control.

          (a) In the event that your employment with the Company is terminated by reason of your Involuntary Termination, except as otherwise expressly provided in this Section 5, your Stock Option shall be considered fully vested and shall remain exercisable until the third anniversary of the Date of Termination.

In the event the Date of Termination occurs (A) on or after the third anniversary of the Effective Date, (B) on or after a Change in Control, or (C) within six months prior to a Change in Control and such Involuntary Termination prior to the Change in Control was requested by a party to, or was otherwise in connection with, the Change in Control, your Stock Option shall be fully vested and shall remain exercisable (to the extent not previously exercised) until the third anniversary of the Date of Termination.

In the event that you resign from your employment with the Company without Good Reason and the Date of Termination is prior to the third anniversary of the Effective Date, the vested portion of your Stock Option shall remain exercisable until the end of the 90-day period following the Date of Termination and the unvested portion of your Stock Option shall be forfeited. In the event that your employment with the Company is terminated by reason of your death or Disability and the Date of Termination is prior to the third anniversary of the Effective Date, except as otherwise expressly provided in this Section 5, the vested portion of your Stock Option on the Date of Termination shall remain exercisable until the third anniversary of the Date of Termination, and the unvested portion of your Stock Option shall be forfeited. In the event that your employment with the Company is terminated for any reason other than your termination for Cause and the Date of Termination is on or following the third anniversary of the Effective Date, your Stock Option shall be fully vested and, except as otherwise expressly provided in this Section 5, shall remain exercisable until the third anniversary of the Date of Termination. Upon termination of your employment by the Company for Cause, the vested and unvested portion of your Stock Option shall be forfeited.

          (b) In the event of a Change in Control, your Stock Option shall become fully vested immediately prior thereto; provided, however, that the Compensation Committee of the Board (the “Committee”) may elect in its sole discretion prior to a Change in Control not to vest your Stock Option in connection with such Change in Control if (i) it reasonably determines in good faith that not accelerating the unvested portion of your Stock Option is necessary or advisable to consummate the Change in Control, (ii) immediately following the Change in Control you are the Co-President and Chief Marketing and Merchandising Officer of the surviving corporation in the Change in Control, which surviving corporation is at least comparable in size to the Company immediately prior to the Change in Control and any related transactions, (iii) such surviving corporation has a publicly traded class of common stock and (iv) either (A) the Company is the surviving corporation in the Change in Control or (B) your Stock Option is assumed or replaced by such surviving corporation; provided further that if the Committee so elects not to vest the unvested portion of your Stock Option in connection with a Change in Control, subject to the other terms and conditions of this Award Agreement and your continued employment with the Company on the applicable vesting date, the portion of your Stock Option that is unvested after the date of the Change in Control shall become fully vested on the six-month anniversary of the Change in Control or, if earlier, in accordance with the other, applicable vesting provisions of this Award Agreement.

          (c) In the event of a transaction described in clause (vii) of the definition of Good Reason in the Employment Agreement (whether or not Yucaipa has a controlling interest within the meaning of such clause), your Stock Option shall become fully vested immediately prior to such transaction.

          (d) Notwithstanding anything in this Award Agreement or the Employment Agreement to the contrary, in the event of any merger or consolidation of the Company or other transaction following which either the Company is not the surviving corporation or the Common Stock ceases to be publicly traded, the Committee shall provide for:

      (i)  the substitution by the surviving corporation or the Company’s parent corporation for your outstanding Stock Option of stock option(s) on the same terms as your Stock Option, and which preserve(s) the economic value to you of your outstanding Stock Option; or

      (ii)  where all of the holders of the then outstanding Common Stock (other than Yucaipa) receive payment in cash or cash equivalents in consideration for such Common Stock, the cancellation of your Stock Option upon payment to you of a per share amount in cash or cash equivalents equal to (A) the highest price paid for a share of Common Stock in such transaction, minus (B) the exercise price of your Stock Option.

          6. Exercise of Stock Option. You may exercise your Stock Option, to the extent vested, in whole or in part during its term by delivering a written notice of exercise (in a form designated by or otherwise reasonably acceptable to the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require. The Stock Option may be exercised for whole shares of Common Stock only. Payment of the exercise price is due in full upon exercise of all or any part of your Stock Option. You may elect to make payment of the exercise price to the Company (i) by cash or check, (ii) by delivery of other shares of Common Stock with a value equal to the exercise price that, in the case of shares acquired previously from the Company, have been owned by you for at least six months on the date of delivery, or (iii) a combination of any of (i) and (ii). At your discretion, subject to reasonable procedures adopted by the Committee, the Stock Option may also be exercised on a cashless basis through a broker, whereby irrevocable instructions are delivered to the broker to sell that number of shares equal in value to the aggregate Exercise Price of the Option Shares with respect to which the Stock Option is then being exercised and pay the proceeds to the Company. As soon as reasonably practicable after receipt of such notice of exercise and full payment of the applicable Exercise Price and any required tax withholding, consistent with the regular settlement policy and procedures of the Company, the Company shall issue or transfer to you the number of Option Shares with respect to which your Stock Option is exercised, less any Option Shares withheld in accordance with Section 10 below.

          7. Transferability. Your Stock Option is not transferable by you otherwise than (i) to or from a Permitted Transferee, (ii) to a designated beneficiary upon death or (iii) by will or the laws of descent and distribution, and is exercisable during your lifetime only by you or a Permitted Transferee (or, in the event of your or a Permitted Transferee’s adjudicated incapacity, your or Permitted Transferee’s personal representative). No other assignment or transfer of all or any part of the Stock Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever and no assignment or transfer of all or any part of the Stock Option to a Permitted Transferee shall be given effect unless such Permitted Transferee acknowledges in a writing satisfactory to the Company that the Stock Option (and any Option Shares acquired pursuant thereto) remains subject to the provisions of this Award Agreement and the Employment Agreement. For purposes of this Award Agreement, “Permitted Transferee” shall mean (i) any member of your immediate family and (ii) any living trust or other entity established by your or any Permitted Transferee for estate planning purposes. By way of clarification, transfers of the Stock Option shall be permitted from any Permitted Transferee to you or between Permitted Transferees.

          8. Adjustments. In the event of any change in the outstanding Common Stock by reason of any stock dividend or split, reverse stock split, recapitalization, reorganization, merger, consolidation, spin-off, combination, exchange of shares or other corporate change, or any distributions to common shareholders other than regular cash dividends, the Committee shall make such substitutions in or adjustments to the number and/or kind of shares or Option Shares or other property subject to, and the Exercise Price of, your Stock Option as the Committee shall reasonably determine in good faith to be equitable under the circumstances of such change to maintain the benefit to you of your Stock Option.

          9. Not a Service Contract. Your Stock Option is not an employment or service contract, and nothing therein shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or one of its subsidiaries, or of the Company or any of its subsidiaries to continue your employment. In addition, nothing herein shall obligate the Company or any of its subsidiaries, their respective shareholders, Boards of Directors, officers or employees to continue any relationship that you might have as a director, advisor or consultant for the Company or its subsidiaries.

          10. Withholding. You may satisfy any applicable tax withholding obligation relating to the exercise or acquisition of Common Stock under your Stock Option by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares from the shares of Common Stock otherwise deliverable to you as a result of the exercise of your Stock Option (but no more than the minimum required withholding liability); or (c) delivering to the Company owned and unencumbered shares of Common Stock that, in the case of shares acquired previously from the Company, you have owned for at least six months prior to such delivery.

          11. Notices. Any notices in connection herewith shall be given in the manner contemplated under the Employment Agreement.

          12. Employment Agreement. Your Stock Option is subject to and conditional in all respects on the effectiveness of the Employment Agreement and shall be void ab initio and without force and effect in the event that any condition to such effectiveness is not met. In the event of any conflict between the provisions of this Award Agreement and those of the Employment Agreement, the provisions of this Award Agreement shall control.

          13. Governing Law. The validity, interpretation, construction and performance of this Award Agreement shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed in such state.

          14. Section 409A. Your Stock Option is intended not to provide for a “deferral of compensation” within the meaning of Section 409A, and this Award Agreement shall be interpreted consistent with such intent. If any provision of this Award Agreement causes your Stock Option to be subject to the requirements of Section 409A, or could otherwise cause you to be subject to tax or the interest and penalties under Section 409A, such provision shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A and the Company agrees to modify such provisions in such manner.

          Please indicate your acceptance of the foregoing by signing and dating where indicated below.

Sincerely,

John T. Standley
Chief Executive Officer

Acknowledged and Agreed as of this       day of December, 2005.

_______________________
Kenneth Martindale

Attachment B

Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008

December   , 2005

Mr. Kenneth Martindale
5 South 500 West, Unit 1115
Salt Lake City, Utah 84101

Award Agreement

Dear Mr. Martindale:

          Pursuant to and subject to the terms and conditions set forth in this award agreement (“Award Agreement”), Pathmark Stores, Inc. (the “Company”) hereby grants you effective as of the Effective Date an award of restricted stock (“Award”) consisting of the number of restricted shares of Common Stock set forth below. Terms not defined in this Award Agreement, but defined in the Employment Agreement dated December , 2005, between you and the Company (the “Employment Agreement”), shall have the meaning set forth in the Employment Agreement.

          1. Award. Your Award shall consist of 200,000 shares of Common Stock (the “Award Shares”), which shall be subject to the forfeiture and transfer restrictions set forth in this Award Agreement. The Award is granted without the approval of the Company’s stockholders in reliance on Nasdaq Marketplace Rule 4350(i)(1)(A)(iv) and shall not be subject to the Company’s 2000 Employee Equity Plan. Except as otherwise expressly provided herein, you shall possess all incidents of ownership of the Award Shares granted hereunder.

          2. Vesting. Subject to the other terms and conditions of the Award Agreement and your continued employment with the Company on the applicable vesting date, your Award Shares shall vest and the restrictions under the Award shall lapse as to (a) 16,674 shares on March 31, 2006, and (b) 183,326 shares in eleven equal quarterly installments of 16,666 shares commencing on June 30, 2006 and each September 30th, December 31st, March 31st and June 30th thereafter until the Award Shares are fully vested..

          3. Termination of Employment; Change in Control.

          (a) In the event that your employment with the Company is terminated by reason of your Involuntary Termination, your Award shall be considered fully vested and, to the extent previously unvested, the restrictions shall lapse in full. Upon termination of your employment for any reason other than your Involuntary Termination, the unvested portion of your Award shall be forfeited, except that, in the event of your death or Disability, you shall vest pro rata in the portion of the Award Shares that are scheduled to vest on the last day of the vesting quarter in which your employment ends as a result of your death or Disability.

          (b) In the event of a Change in Control, your Award shall become fully vested immediately prior thereto.

          (c) In the event of a transaction described in clause (vii) of the definition of Good Reason in the Employment Agreement (whether or not Yucaipa has a controlling interest within the meaning of such clause), your Award shall become fully vested immediately prior to such transaction.

          4. Compliance with Securities Laws.

          (a) The sale or disposition of Award Shares must comply with all applicable laws and regulations governing your Award, and such shares may not be sold or disposed of if the Company reasonably determines in good faith that it would not be in material compliance with such laws and regulations.

          (b) The Company represents and warrants to you that on or prior to the Effective Date all actions necessary to exempt the grant of your Award under Rule 16b-3(d) under the Exchange Act have been taken by the Company.

          5. Transferability. Award Shares are not transferable by you prior to the lapsing of restrictions on the applicable Award Shares otherwise than (i) to or from a Permitted Transferee, (ii) to a designated beneficiary upon death or (iii) by will or the laws of descent and distribution. No other assignment or transfer of all or any part of the Award Shares, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever and no assignment or transfer of all or any part of the Award Shares to a Permitted Transferee shall be given effect unless such Permitted Transferee acknowledges in a writing satisfactory to the Company that the applicable Award Shares remains subject to the provisions of this Award Agreement and the Employment Agreement. For purposes of this Award Agreement, “Permitted Transferee” shall mean (i) any member of your immediate family and (ii) any living trust or other entity established by your or any Permitted Transferee for estate planning purposes. By way of clarification, transfers of the Award Shares shall be permitted from any Permitted Transferee to you or between Permitted Transferees.

          6. Not a Service Contract. Your Award is not an employment or service contract, and nothing therein shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or one of its subsidiaries, or of the Company or any of its subsidiaries to continue your employment. In addition, nothing herein shall obligate you or the Company or any of its subsidiaries, their respective shareholders, Boards of Directors, officers or employees to continue any relationship that you might have as a director, advisor or consultant for the Company or its subsidiaries.

          7. Withholding. You may satisfy any applicable tax withholding obligation relating to the vesting of your Award by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to sell shares subject to your Award, including by withholding a sufficient amount of such shares otherwise receivable by you (but no more than the minimum required withholding liability arising from the vesting of the Award Shares); or (c) delivering to the Company owned and unencumbered shares of Common Stock that, in the case of shares acquired previously from the Company, you have owned for at least six months prior to such delivery.

          8. Notices. Any notices in connection herewith shall be given in the manner contemplated under the Employment Agreement.

          9. Employment Agreement. Your Award is subject to and conditional in all respects on the effectiveness of the Employment Agreement and shall be void ab initio and without force and effect in the event that any condition to such effectiveness is not met. In the event of any conflict between the provisions of this Award Agreement and those of the Employment Agreement, the provisions of this Award Agreement shall control.

          10. Governing Law. The validity, interpretation, construction and performance of this Award Agreement shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed in such state.

          11. Section 409A. Your Award is intended not to provide for a “deferral of compensation” within the meaning of Section 409A, and this Award Agreement shall be interpreted consistent with such intent. If any provision of this Award Agreement causes your Award to be subject to the requirements of Section 409A, or could otherwise cause you to be subject to tax or the interest and penalties under Section 409A, such provision shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A and the Company agrees to modify such provisions in such manner.

          Please indicate your acceptance of the foregoing by signing and dating where indicated below.

Sincerely,

John T. Standley
Chief Executive Officer

Acknowledged and Agreed as of this       day of December, 2005.

_______________________
Kenneth Martindale

Attachment C

Release

          I, the undersigned Kenneth Martindale, in consideration of the payments and benefits provided to me under the Employment Agreement dated December , 2005, between Pathmark Stores, Inc. (the “Company”) and me (the “Agreement”), including the Severance Amount (as defined in the Agreement)(the “Payments”), and after consultation with counsel, I, for myself and on behalf of each of my heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”), hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates (the “Company Group”) and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) my employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service, (ii) the Agreement, or (iii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that this Release shall not apply to (i) the obligations of the Company under the Agreement (including, without limitation, as to Annual Salary, Annual Bonus, reimbursements, Severance Amount, Equity Awards and continuing medical benefits) and (ii) any indemnification rights I may have in accordance with the Company’s governance instruments or the Agreement or under any director and officer liability insurance maintained by the Company. Other than as contemplated above, the Releasors further agree that the payments and benefits described in this Release shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of my employment relationship or my service as an employee, officer and director of the Company Group and the termination thereof.

          In further consideration of the Payments, the Releasors hereby unconditionally release and forever discharge the Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date hereof arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, I hereby acknowledge and confirm the following: (i) I was advised by the Company in connection with my termination of employment to consult with an attorney of my choice prior to signing this Release and to have such attorney explain to me the terms of this Release, including, without limitation, the terms relating to my release of claims arising under ADEA and, I have in fact consulted with an attorney; (ii) I was given a period of not fewer than 21 days to consider signing this Release and to consult with an attorney of my choosing with respect thereto; (iii) I am providing this Release only in exchange for consideration in addition to anything of value to which I am already entitled; and (iv) I knowingly and voluntarily am providing this Release.

___________________________________

Date: ________________________________